Exhibit 3

Registrant	Assets	Amount of Single Insured Bond
Columbia Seligman Premium Technology Growth Fund, Inc.	$318,381,050.79	$750,000
Tri-Continental Corporation	$1,637,687,704.17	$1,500,000